P.O.Box 25099 Richmond, VA 23260  phone: (804) 359-9311  fax (804) 254-3584

PRESS RELEASE

CONTACT	RELEASE

Candace Formacek	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Quarterly Dividends and Sets Annual Meeting Date

Richmond, VA • May 22, 2012/ PRNEWSWIRE

George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors declared a quarterly dividend of forty-nine cents ($0.49) per share on the common shares of the Company, payable August 13, 2012, to common shareholders of record at the close of business on July 9, 2012.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock, payable June 15, 2012, to shareholders of record as of 5:00 p.m. Eastern Time on June 1, 2012.

The Board of Directors set the date of the Annual Meeting of Shareholders as Tuesday, August 7, 2012. It will be held at 2:00 p.m. at the Company’s headquarters building. The Board of Directors set the record date for the Annual Meeting of Shareholders as June 15, 2012.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2011, were $2.6 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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